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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 7th day of June, 2004 by and between Janice Anderson (the "Executive") and Onyx Software Corporation, a Washington corporation (the "Corporation").

            The Corporation desires to employ the Executive as the Corporation's President and Chief Executive Officer and Executive desires to accept such employment.

            The Corporation and the Executive desire to set forth the terms of the Executive's employment on the terms and conditions provided herein.

            For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:   TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS
              DURING EMPLOYMENT; BOARD OF DIRECTORS
              (Sections 1 - 12 beginning on page 2)

SECOND PART:  COMPENSATION AND BENEFITS IN CASE OF TERMINATION
              (Sections 13 - 17 beginning on page 9)

THIRD PART:   TRADE SECRETS, ASSIGNMENT OF INVENTIONS, SUCCESSORS, MISCELLANEOUS
              PROVISIONS, SIGNATURE PAGE
              (Sections 18 - 20 beginning on page 16)

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FIRST PART:   TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS
              DURING EMPLOYMENT; BOARD OF DIRECTORS

SECTION 1. TERM OF EMPLOYMENT

(a) Basic Rule. The Corporation agrees to employ the Executive and the Executive agrees to remain in employment with the Corporation as the Corporation's President and Chief Executive Officer, from June 7, 2004 until the earlier of:

      (1)   The date of the Executive's death; and

      (2) The date when the Executive's employment terminates pursuant to Subsection (b), (c) or (d) below.

(b) Early Termination or Resignation. The Corporation may terminate the Executive's employment at any time and for any or no reason, with or without Cause (as defined below), by giving the Executive thirty (30) days' advance written notice; provided, however, that the Corporation's Board of Directors (the "Board") may excuse the Executive from any or all of her duties during this period. The Executive may terminate the Executive's employment at any time and for any or no reason by giving the Corporation not less than thirty (30) days' advance written notice. In the event of such termination, the Executive shall be entitled to compensation and benefits on the terms and subject to the conditions detailed in the Second Part of this Agreement. For purposes of this Agreement, Executive's last day of employment with the Corporation (or any of its affiliates) shall be referred to herein as the "Termination Date."

(c) Termination for Cause. The Corporation may terminate the Executive's employment at any time for Cause shown. For all purposes under this Agreement, "Cause" shall mean (1) a willful and continued failure to perform the Executive's duties and responsibilities as President and Chief Executive Officer, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, after there has been delivered to the Executive a written demand for performance from the Board that describes the basis for the Board's belief that the Executive has not performed her duties and provides the Executive with thirty (30) days (or such longer period of time as may be granted by the Board in its sole discretion) to take corrective action, (2) a willful act by the Executive that constitutes gross misconduct and that results in material harm to the Corporation, (3) a willful breach by the Executive of a material provision of this Agreement or (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation that results in material harm to the Corporation. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Corporation provides written notice to the Executive by providing a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the

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      entire membership of the Board (other than the Executive), and including at least a majority of the independent members of the Board (as defined in Nasdaq Rule 4200(a)(15)) (the "Independent Directors"), as it may be amended from time to time), at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good-faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail. If the Corporation does not give Executive notice of termination for Cause within sixty (60) days following the date an Independent Director first has actual knowledge of the material facts giving rise to the basis for such termination, the Corporation shall be deemed to have irrevocably waived the right to give notice on such basis unless Executive consents in writing to an extension of such sixty (60) day period. For purposes of the foregoing waiver provision, the Executive shall have the burden of proving actual knowledge of an Independent Director of the material facts giving rise to the basis for such termination.

(d) Termination for Disability. The Corporation may terminate the Executive's employment for Disability by giving the Executive written notice. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive's essential duties under this Agreement (after reasonable accommodations have been made for Executive) for a period of not less than four consecutive months as a result of the Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of the Executive's duties under this Agreement before the termination of the Executive's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(e) Other Offices. Unless the Corporation requests otherwise, upon termination of the Executive's employment for any reason, the Executive shall be deemed to have immediately resigned from all positions as an officer or director with the Corporation (and its affiliates) as of the Termination Date.

(f) Termination of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied.

SECTION 2. DUTIES AND SCOPE OF EMPLOYMENT

(a) Position. The Corporation agrees to employ the Executive for the term of employment under this Agreement in the position of President and Chief Executive Officer. The Executive shall be the Corporation's highest ranking officer and shall report directly to the Board. All other senior executives of the Corporation shall report to Executive. The Executive shall be given such duties, responsibilities and authorities as are normally associated with or appropriate to this position.

(b) Obligations. During the term of employment under this Agreement, the Executive shall continue to devote the Executive's full business efforts and time to the business and affairs of the Corporation as needed to carry out her duties and responsibilities hereunder,

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      subject to the overall supervision of the Board. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Executive's responsibilities to the Corporation.

SECTION 3. BASE COMPENSATION

During the term of employment under this Agreement, the Corporation agrees to pay the Executive as compensation for services a base salary at the annual rate of Three Hundred and Fifty Thousand Dollars ($350,000) or at such higher rate as the Corporation may determine from time to time. Such salary shall be payable semi-monthly in accordance with the standard payroll procedures of the Corporation. Beginning in January 2005, the Executive's base salary shall be reviewed annually and increased, to the extent appropriate in the sole discretion of the Compensation Committee of the Board, based upon the Executive's performance. The annual compensation specified in this Section 3, together with any increases in such compensation that the Corporation may grant from time to time, is referred to in this Agreement as "Base Compensation."

SECTION 4. LEVERAGED COMPENSATION PLAN

As a member of the executive team, the Executive will participate each year in the Corporation's annual incentive compensation plan (the "Leveraged Compensation Plan") on the terms provided in this Section 4.

(a) Establishment of Financial and Business Goals. The Executive's leveraged compensation will be determined based upon the Corporation's achievement of designated financial and business goals (the "Bonus Goals") that are believed in good faith to be achievable given the Corporation's competitive and marketplace position, and that are established in good faith, after consultation with the Executive, by the Compensation Committee of the Board no later than sixty (60) days after the commencement of the Executive's employment and no later than sixty (60) days after the beginning of each fiscal year thereafter. Achievement of the Bonus Goals as set forth in the Leveraged Compensation Plan is referred to herein as "On-Target Performance."

(b) Target Amounts. Under the Leveraged Compensation Plan, for each fiscal year of employment hereunder, the Executive will be eligible to receive a target incentive bonus of sixty-five percent (65%) of her Base Compensation for On-Target Performance and up to a maximum of one hundred percent (100%) of her Base Compensation for performance exceeding the On-Target Performance as provided in the Leveraged Compensation Plan. The Leveraged Compensation Plan shall also provide for appropriate incentive bonuses of less than sixty-five percent (65%) of her Base Compensation for achieving less than the On-Target Performance.

(c) 2004 Leveraged Compensation. For 2004, the foregoing target incentive bonus amounts shall be prorated from the date of the Executive's commencement of employment.

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(d)   Leveraged Compensation in Year of Death, Disability or Qualifying
      Termination. If Executive's employment with the Corporation is terminated as a result of her death, her Disability, or a Qualifying Termination (as defined below), Executive shall be entitled to receive a partial-year bonus equal to the prorated (to the Termination Date) portion of the bonus Executive would have received under the Leveraged Compensation Plan based on the Corporation's actual performance in relation to the Bonus Goals for the completed fiscal year in which such termination occurs had Executive remained employed by the Corporation through the end of the Corporation's applicable fiscal year. Such bonus shall be paid no later than ten (10) days after the date on which the time for completion of the Bonus Goals has lapsed and the amount of such bonus is therefore calculable by the Corporation.

(e) Most Favorable Application to Executive. The Leveraged Compensation Plan as applied to Executive shall be no less favorable (in terms of target incentive bonus percentages) to Executive than is its application to any other senior executive of the Corporation (other than sales executives and any other special compensation arrangements approved or recommended by Executive).

SECTION 5. RELOCATION BONUS AND EXPENSES

The Executive shall receive a bonus (the "Relocation Bonus") of seventy-five thousand dollars ($75,000) (less applicable withholding and payroll taxes), payable within fourteen (14) days of the first day of the Executive's commencement of employment, for the purpose of covering any of Executive's incidental expenses associated with her relocation to Seattle, Washington which are not reimbursed pursuant to the ultimate sentence of this paragraph (regardless of Executive's actual relocation expenses and without requiring Executive to submit evidence of such expenditures). In the event that the Executive is not employed with the Corporation at the one- year anniversary of the first day of the Executive's commencement of employment, the Executive shall be required to repay to the Corporation twenty five percent (25%) of the Relocation Bonus, net of income and employment taxes paid or payable thereon, for each three-month period during the previous year in which the Executive was not so employed (or such pro-rated amount for any partial period). In the event that the Executive is not employed with the Corporation as a result of a Qualifying Termination (as defined in Section 13 of this Agreement) or due to the death or Disability of Executive, no such repayment shall be required. In addition, the Corporation shall reimburse the Executive for certain specific relocation expenses in the amounts and on the terms set forth on Exhibit A, upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Corporation's generally applicable policies.

SECTION 6. STOCK OPTIONS

(a) Initial Grants. Subject to Executive's execution of an appropriate option letter agreement (reflecting the option terms provided herein) the "Option Agreement") with the Corporation, the Executive shall receive the following option grants on her first day of commencement of employment (the "Initiation Date"), with each such grant to be made outside of the Corporation's stock option plans, but to have substantially the same terms

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      and provisions as provided in the Corporation's 1998 Stock Incentive
      Compensation Plan (the "1998 Plan"):

      (1) a nonqualified stock option to purchase three hundred thousand (300,000) shares of the Corporation's Common Stock, at an exercise price equal to the fair market value of the Corporation's common stock on the Initiation Date, as defined in the 1998 Plan (the "Fair Market Value"), of which twenty-five percent (25%) of the shares covered by the option shall vest on the one-year anniversary of the Initiation Date, and an additional 2.0833% shall vest at the end of each month thereafter, with the result that one hundred percent (100%) of the options are vested four years from the Initiation Date (the "Standard Vesting Schedule");

      (2) a nonqualified stock option to purchase fifty thousand (50,000) shares of the Corporation's Common Stock, at an exercise price equal to the Fair Market Value on the Initiation Date, which option shall vest on the four-year anniversary of the Initiation Date, or sooner, based on the Corporation's 2004 financial performance in relation to the TARSAP metrics set forth on Exhibit B;

      (3) a nonqualified stock option to purchase one hundred twenty-five thousand (125,000) shares of the Corporation's Common Stock, at an exercise price of Five Dollars and Fifty Cents ($5.50), which option shall vest according to the Standard Vesting Schedule; and

      (4) a nonqualified stock option to purchase one hundred twenty-five thousand (125,000) shares of the Corporation's Common Stock, at an exercise price of Eleven Dollars and Fifty Cents ($11.50), which option shall vest according to the Standard Vesting Schedule.

(b) Automatic Future Grants. Subject to Executive's continued employment with the Corporation on the applicable date of grant, and to execution of Option Agreements, the Executive shall receive a nonqualified option grant to purchase one hundred thirty-five thousand (135,000) shares of the Corporation's Common Stock on the first anniversary of the Initiation Date, and additional nonqualified option grants on each of the second and third anniversaries of the Initiation Date, each of which shall be to purchase one hundred thousand (100,000) shares of the Corporation's Common Stock. Each such additional grant shall be made pursuant to the 1998 Plan, at an exercise price equal to the Fair Market Value on the date of such grant and shall vest monthly over four years, at the rate of 2.0833% per month, commencing one month after the date of each such grant.

(c) Additional Potential Future Grants. Executive shall be eligible for additional option grants as may be provided by the Compensation Committee of the Board (in its sole discretion) from time to time.

(d)   Other Terms of Options. Each of the foregoing options shall have a ten
      (10) year term, provided that, subject to Sections 13-15 of this Agreement, such option term and the vesting of the option shall be subject to, among other things, Executive's continued employment with the Corporation. For the avoidance of doubt, upon any termination of

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      Executive's employment for any reason, there shall not be any automatic termination or forfeiture by Executive of stock options vested as of the Termination Date as a result of such termination (other than by virtue of the expiration of the term and exerciseability period of such vested stock options following such termination). In addition, in the event of a Corporate Transaction (as defined in the 1998 Plan), the acceleration and vesting terms of Section 11.2 of the 1998 Plan shall apply to any stock options granted to Executive hereunder in addition to, and not in lieu of, the provisions of Section 14.

(e) Changes in Capitalization. For the avoidance of doubt, all share numbers with respect to options and future option grants shall be adjusted as provided in Section 11.1 of the 1998 Plan, provided that any such adjustment shall be no less favorable to the Executive than adjustments made for other senior executives of the Corporation.

(f) Registration Statement. The Corporation covenants that the issuance of all shares issuable upon the exercise of any option granted to Executive shall be registered pursuant to an applicable registration form and in furtherance thereof, the Corporation agrees to file a Form S-8, or other applicable registration form, with respect to the issuance of all shares to be issued upon the exercise of any stock options granted to Executive not covered by an effective registration statement on Form S-8. Such registration statement shall be filed no later than the first date on which any options granted to Executive pursuant to Section 6(a) become vested. The Corporation represents and warrants to Executive that its current registration statements on Form S-8 cover the issuance of all shares issuable upon exercise of the options to be granted to Executive from the 1998 Plan pursuant to Section 6(b).

(g) Applicable Laws, Regulations and Rules. The grant of all options and the issuance of all shares of the Corporation's Common Stock upon exercise of such options shall be in compliance in all material respects with all applicable laws, regulations and rules, as well as with the Corporation's Restated Articles of Incorporation and Restated Bylaws and with the 1998 Plan.

SECTION 7. EXECUTIVE BENEFITS AND SUPPLEMENTAL LIFE INSURANCE ALLOWANCE

During the term of employment under this Agreement, the Executive (and her eligible dependents and family members) shall be eligible to participate in the executive benefit plans and executive compensation programs maintained by the Corporation on a basis no less favorable than that applicable to the Corporation's other senior executives (and their dependents and family members), including, without limitation, 401(k) and employee stock purchase plans, life, disability, medical, dental, vision, accident and other insurance programs, transportation fringe benefit plans, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. The Corporation's benefit plans and compensation programs are described on Exhibit
F. The Executive shall be entitled to four weeks of paid vacation per year. In addition, the Corporation shall reimburse the Executive (on a grossed-up basis such that the Executive receives the amount of the reimbursement on a net basis after the payment of any income taxes payable by Executive on such amount) for her actual cost (based upon normal rates) of additional insurance reasonably

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acceptable to the Corporation such that the aggregate of such additional insurance plus the insurance provided for under the Corporation's benefit plans is in an aggregate amount equal to three times her Base Compensation as in effect from time to time (the "Supplemental Life Insurance Allowance").

SECTION 8. PROFESSIONAL EXPENSES

The Corporation shall reimburse the Executive for bona fide continuing education expenses and expenses associated with professional organizations of which Executive is or becomes a member, up to a maximum of ten thousand dollars ($10,000) per year upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Corporation's generally applicable policies. It is understood that this allowance is not intended to cover executive education programs that the Executive may deem appropriate to take and that the Board shall in good faith consider reimbursement for such programs; provided that this shall not prevent Executive from using such allowance for any such programs.

SECTION 9. BUSINESS EXPENSES AND TRAVEL

During the term of employment under this Agreement, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Executive's duties hereunder. The Corporation shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Corporation's generally applicable policies.

SECTION 10. INDEMNIFICATION AND INSURANCE

During the term of employment under this Agreement, the Executive shall be covered by the Corporation's directors' and officers' insurance policy (which shall provide coverage of not less than Five Million Dollars ($5,000,000)) and shall receive indemnification as a corporate officer and director of the Corporation to the maximum extent extended to the other officers and directors of the Corporation. The Executive and the Corporation shall enter into the Corporation's standard form of indemnification agreement, a copy of which is attached as Exhibit C (the "Indemnification Agreement").

SECTION 11. BOARD OF DIRECTORS

As of the Initiation Date, the Executive shall be appointed to fill a vacancy on the Board, and to serve as the Chairman of the Board, for a term expiring at the Corporation's next annual meeting of shareholders. So long as the Executive continues to hold the position of Chief Executive Officer, the Corporation shall nominate the Executive to be elected to the Board of Directors.

SECTION 12. LEGAL EXPENSES

Provided that the Executive commences employment with the Corporation, the Corporation shall reimburse the Executive for up to fifteen thousand dollars ($15,000) in documented legal and accounting expenses incurred by the Executive prior to the Initiation Date in association with the negotiation and execution of this Agreement.

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SECOND PART: COMPENSATION AND BENEFITS IN CASE OF TERMINATION

SECTION 13. QUALIFYING TERMINATION

In the event that, during the term of this Agreement, the Executive's employment terminates in a Qualifying Termination, as defined in Subsection (a), then, following the effective date (the "Trigger Date") of a release and waiver of Claims substantially in the form attached as Exhibit D (the "Release"), the Executive shall be entitled to receive the payments and benefits described in Subsections (b), (c), (d) and (e); provided, however, that all such additional payments and benefits shall be subject to the Executive's continuing compliance in all material respects with the terms of the Release, Sections 5, 13(g) and 18 of this Agreement and the Confidentiality Agreement (as defined below). In addition, Executive shall be entitled to the compensation, benefits, unpaid bonuses, reimbursements and other amounts payable under the terms of the First Part of this Agreement for the period through and including the Termination Date, which payments shall be paid in accordance with the Corporation's standard practices.

(a)   Qualifying Termination. A Qualifying Termination occurs if:

      (1) The Corporation terminates the Executive's employment for any reason other than Cause, Disability or death; or

      (2) The Executive notifies the Corporation in writing that she will terminate her employment with the Corporation in response to a "Constructive Termination." Constructive Termination is defined as
            (i) a material reduction of the Executive's duties, responsibilities, or authorities or a material adverse change in the prestige of Executive's title, including without limitation, if the Executive is required to report to any individual other than the Board, if the Executive is not the highest ranking officer of the Corporation's ultimate parent entity or if Executive is assigned material duties or material responsibilities that are not normally associated with the position of President and Chief Executive Officer of a company of similar size and market capitalization to the Corporation, (ii) a reduction by the Corporation of the then current Base Compensation of the Executive, (iii) a relocation of the Corporation's headquarters of more than 35 miles from its location on the date hereof or a change in the Executive's principal business location to a location other than the corporate headquarters, (iv) a failure of the Board to nominate Executive as a director of the Corporation; provided, however, that the replacement of Executive as Chairman of the Board shall not constitute a Constructive Termination or (v) a breach by the Corporation of a material provision of this Agreement. If the Corporation cures such Constructive Termination within 10 days after its receipt of the Executive's written notice, then Executive will not be able to terminate her employment in a Qualifying Termination based on the event(s) in question. Each provision of this Agreement that provides for payments to be paid or material benefits to be provided to Executive shall be deemed to be a material provision of this Agreement. If the Executive does not give the Corporation notice that she will terminate her employment as a result of a Constructive Termination within sixty (60) days following the date she has actual knowledge of the material facts giving rise to the

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            basis for such termination, the Executive shall be deemed to have irrevocably waived the right to give notice on such basis unless the Corporation consents in writing to an extension of such period. For purposes of the foregoing waiver provision, the Corporation shall have the burden of proving actual knowledge of the Executive of the material facts giving rise to the basis for such termination.

(b) Severance. In the event of a Qualifying Termination, the Corporation shall pay to the Executive as severance, subject to and conditioned upon the execution by Executive of the Release, the following amounts on the following terms:

      (1) an aggregate amount equal to the Executive's Base Compensation in effect on the Termination Date, with such amount payable semi-monthly in pro-rata installments commencing with the first payroll date after the Trigger Date and continuing for the ensuing twelve (12) months (the "Severance Term") in accordance with the Corporation's standard payroll procedures; plus

      (2)   an additional amount equal to the following:

                  (i) if such termination occurs during any fiscal year ending after December 31, 2005, an aggregate amount equal to one hundred percent (100%) of the Executive's actual, earned bonus under the Leveraged Compensation Plan for the fiscal year prior to the fiscal year in which the Qualifying Termination occurs; or

                  (ii) if such termination occurs during any fiscal year ending on or before December 31, 2005, an aggregate amount equal to the greater of (i) one hundred percent (100%) of the Executive's actual, earned bonus under the Leveraged Compensation Plan for the fiscal year prior to the fiscal year in which the Qualifying Termination occurs or (ii) sixty-five percent (65%) of the Executive's Base Compensation in effect on the date of such Qualifying Termination;

with any such amount under this subsection (2) payable semi-monthly in pro-rata installments commencing with the first payroll date after the Trigger Date and continuing for the remainder of the Severance Term in accordance with the Corporation's standard payroll procedures.

(c) Life Insurance and Health Plan Coverage. Beginning on the Termination Date and ending at the earlier of (1) the expiration of the Severance Term, or
      (2) Executive's being offered comparable coverage by a subsequent employer, the Executive (and, where applicable, the Executive's dependents) shall be entitled to continue participation at the Corporation's expense in (1) the group term life insurance plan and (2) in the health care plan for executives maintained by the Corporation, through COBRA, with coverage the same as if the Executive were still an executive of the Corporation. The coverage provided under this Subsection (c) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended. Where applicable, the Executive's compensation for purposes of such plans shall be deemed to be equal to the Executive's compensation (as defined in such plans) in effect on the Termination Date. To the extent that the Corporation finds it undesirable to cover the Executive (or, where applicable, the

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      Executive's dependents) under the group life insurance and health plans of the Corporation, the Corporation shall provide the Executive (or, where applicable, the Executive's dependents), at the Corporation's own expense, with the same level of coverage under individual policies. The Corporation will also provide and pay for Group Term Insurance conversion under the Corporation's Group Term Life Plan for the Severance Term. In the event that the Executive secures employment during the Severance Term, the Executive shall make reasonably diligent efforts to secure replacement insurance provided by such subsequent employment and will notify the Corporation promptly of the effective date of such coverage. At the end of the Severance Term, the Executive may take over COBRA payments for any remaining COBRA period, provided that the Executive is not yet covered by another healthcare plan.

(d) Supplemental Life Insurance Allowance Continuation. The Corporation shall continue to pay Executive the Supplemental Life Insurance Allowance on a monthly basis during the Severance Term.

(e) Vesting and Exerciseability of Stock Options. As of the Termination Date (regardless of the basis for termination), all stock options not previously vested will cease vesting; provided, however, that following a Qualifying Termination, there shall be an automatic vesting as of the Trigger Date of that portion of the Executive's outstanding options that would have vested if Executive had remained in the employment of the Corporation through and including the first anniversary of the Termination Date. All stock options shall remain exerciseable for a period of 180 days following a Qualifying Termination.

(f) Conditions to Receipt of Payments and Benefits. As a condition to the receipt of the payments and benefits described in this Section 13, the Executive shall be required to execute (and not revoke) the Release. The Executive's continued receipt of payments and benefits described in this
      Section 13 shall also be subject to the Executive's ongoing compliance in all material respects with the terms of the Release, Sections 5, 13(g) and 18 of this Agreement and the Confidentiality Agreement (as defined below).

(g) Noncompetition and Nonsolicitation and Nondisparagement by Executive. In view of the Executive's position and her access to Confidential Information (as defined below), the Executive agrees by accepting this Agreement that the Executive shall not, during the Executive's employment with the Corporation and for a period of twelve (12) months after any termination thereof (regardless of the basis of such termination and regardless of whether any severance benefits are to be paid to Executive hereunder), without the Corporation's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than five percent (5%) stockholder of a publicly traded company), (i) engage in any activity that is in competition with the business, the products or services of the Corporation, (ii) directly or indirectly solicit or hire any of the Corporation's employees or consultants, (iii) hire any of the Corporation's employees or consultants if the Executive is engaged in any activity which is in competition with the business, the products or services of the Corporation, (iv) directly or indirectly solicit any of the Corporation's employees or consultants on behalf of any business or entity that is in competition with the business, products or services of the Corporation, (v) directly or indirectly solicit any customers of the Corporation on behalf of any business or entity that is in competition with the business, products or services of the Corporation, (vi) actively encourage employees or consultants to leave the Corporation, (vii) make (or direct anyone to make) any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Corporation and the press, regarding the Corporation, its business or related activities, or the relationship between the Corporation and Executive or
      (viii) otherwise breach her Confidential Information obligations. Notwithstanding the foregoing, nothing herein shall restrict the Executive from employment with any entity which is in competition with the Corporation, if (a) the business unit of such entity which competes with the Corporation is not a principal business of such entity and (b) if the Executive's duties with respect to such entity do not involve the activities that are in competition with the Corporation. For the avoidance of doubt, the phrase "in competition with the business, the products or services of the Corporation" shall mean that the applicable activity, business or entity offers a software product or service in the areas of sales force automation, customer sales and service or marketing automation (provided that at such time the Corporation is in such business) or competes directly with any of the other primary proprietary software products or services then marketed and sold by the Corporation; provided that in no event shall any activity, business or entity that competes only with a non-proprietary product or service incorporated into the Corporation's product or service, and not with the Corporation's proprietary software products or services themselves, be deemed to be "in competition with the business, the products or services of the Corporation."

(h) Nondisparagement by Corporation. The Corporation agrees that, for a period of twelve (12) months following the termination of Executive, the Board shall not, and that the Board shall use its reasonable efforts to cause the executive officers of the Corporation not to, make (or direct anyone to make) any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Corporation and the press regarding the Executive or the relationship between the Corporation and the Executive.

(i) No Mitigation. Except as provided in Section 13(c), the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 13, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

SECTION 14. QUALIFYING TERMINATION FOLLOWING A CHANGE OF CONTROL

(a) Option Acceleration and Exerciseability upon Qualifying Termination Following a Change of Control. Notwithstanding anything to the contrary in
      Section 13, in the event of a Qualifying Termination occurring within twenty-four (24) months after a Change of Control (as defined below), (i) one hundred percent (100%) of the shares subject to any options then held by Executive shall immediately vest as of the Trigger Date and (ii) all options then held by Executive shall remain exerciseable for a term of one year following the date of such Qualifying Termination.

(b) Severance Following a Change of Control. Notwithstanding anything to the contrary in Section 13, in the event of a Qualifying Termination occurring within twenty-four (24) months after a Change of Control (as defined below), (i) the amounts payable pursuant to Section 13(b)(1) shall be one hundred fifty percent (150%) of the Executive's Base Compensation in effect on the Trigger Date, (ii) the Severance Term for purposes of Sections 13(c) and (d) shall be eighteen (18) months rather than twelve
      (12) months and (iii) the aggregate amounts payable pursuant to Section 13(b)(2) shall, in lieu of the amounts provided therein, be equal to one hundred fifty percent (150%) of the amount otherwise provided in such
      Section 13(b)(2). Amounts payable pursuant to this Section 14(b) shall be paid semi-monthly in pro-rata installments commencing on the first payroll date after the Trigger Date and continuing for a period of twelve months; provided, however, that Executive may elect to receive up to one-third of the aggregate amounts payable pursuant to this Section 14(b) in a lump sum payment no later than ten (10) days after the Trigger Date, with the remainder paid out ratably over a period of twelve months as provided above.

(c) Potential Change of Control. For purposes of this Section 14, the Executive's employment shall be deemed to have been terminated as a result of a Qualifying Termination within twenty-four (24) months after a Change of Control if (i) the Executive's employment is terminated in a Qualifying Termination prior to an impending Change of Control and such termination was at the request or direction of another party (the "Other Party") who has entered into a definitive and binding agreement with the Corporation the consummation of which would constitute a Change of Control, (ii) the Executive terminates her employment as a result of a Constructive Termination prior to a Change of Control and the circumstance or event which constitutes a Constructive Termination occurs at the request or direction of such Other Party or (iii) the Executive's employment is terminated by the Corporation without Cause prior to a Change of Control that is consummated within six (6) months after such termination, and the Executive demonstrates that such termination is otherwise in connection with or in anticipation of such Change of Control.

(d) Additional Benefits and Payments. Except where otherwise expressly provided, the benefits and payments provided in this Section 14 shall be in addition to and not in lieu of the benefits and payments described in
      Section 13.

(e) Definition of Change of Control. For purposes of this Section 14, a "Change of Control" means any of the following events: (i) consummation of any merger or consolidation or reorganization of the Corporation in which the Corporation is not the continuing or surviving entity, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if (and only if) following such merger or, consolidation or reorganization, the holders of the Corporation's outstanding voting securities immediately prior to such merger or, consolidation or reorganization own less than a majority of the outstanding voting securities of the surviving entity or members of the Corporation's board of directors immediately prior to such merger, consolidation or reorganization do not constitute a majority of the board of directors of the surviving entity; (ii) consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Corporation's assets other than a transfer of the Corporation's assets to a majority-owned subsidiary corporation of the Corporation; (iii) approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Corporation; (iv) acquisition by any person or group of beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the Corporation's outstanding voting securities; or (v) if those individuals who are directors of the Corporation on the date of the Executive's employment (the "Incumbent Board") cease to constitute a majority of the Corporation's directors, provided that individuals whose election as directors was approved by the Incumbent Board shall be considered members of the Incumbent Board.

SECTION 15. TERMINATION FOR DEATH OR DISABILITY

(a) Payments and Benefits Through Termination Date. Upon any termination of Executive's employment with the Corporation as a result of Executive's death or Disability, Executive shall be entitled to the compensation, benefits, unpaid bonuses, reimbursements and other amounts payable under the terms of the First Part of this Agreement for the period through and including the Termination Date, which payments shall be paid in accordance with the Corporation's standard practices. Additionally, the Corporation shall continue to pay for life insurance for Executive (if she is Disabled) and health insurance (for Executive (except in the case of her death) and for Executive's dependents) for one year following the Termination Date.

(b) Option Acceleration and Exerciseability upon Death or Disability. Notwithstanding anything to the contrary herein, upon any termination of Executive's employment with the Corporation as a result of Executive's death or Disability, (i) there also shall be an automatic vesting as of the Trigger Date of any and all portion of the Executive's outstanding options that would have vested if Executive had remained in the employment of the Corporation through and including the first anniversary of the Termination Date and (ii) all options then held by Executive shall remain exerciseable for a term of one year following the Termination Date.

(c) Disability and Death Benefits. In addition, upon any termination of Executive's employment with the Corporation as a result of Executive's death or Disability, Executive shall be entitled to any disability or death benefits to which the Executive (or her estate or beneficiary(s)) may be entitled as a result of termination of her employment on account of Disability or death.

SECTION 16. LIMITATION ON PAYMENTS

(a) In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Corporation, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Corporation's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by

      Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable either:

      (1)   in full; or

      (2) as to such lesser amount that would result in no portion of such payments or distributions or benefits being subject to the Excise Tax;

whichever amount shall, on an after-tax basis, be greater.

(b) Unless the Executive and the Corporation agree otherwise in writing, any determination required under this Section 16 shall be made in writing by the Corporation's independent accountant, or at the Corporation's election, another nationally recognized public accounting firm acceptable to both the Corporation and the Executive (the "Accountant"), whose determination shall be conclusive and binding. The Executive and the Corporation shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination and to the extent consistent with applicable standards and practice generally accepted among practitioners (including, without limitation, as such standards may be applied to the Corporation's own financial reporting and as such standards and practice are determined by the Accountant), the Accountant shall make such determination in the manner most favorable to the Executive. The Corporation shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 16.

SECTION 17. OTHER TERMINATIONS UNDER THIS PART

If termination of employment, actual or constructive, is not described in Sections 13, 14 or 15, then the Executive is entitled only to the compensation, benefits, unpaid bonuses, reimbursements and other amounts payable under the terms of the First Part of this Agreement for the period preceding the Termination Date, which payments shall be paid in accordance with the Corporation's standard practices. The payments under this Agreement shall fully discharge all responsibilities of the Corporation to the Executive upon termination of the Executive's employment. This Section 17 applies, without limitation, to any termination of employment initiated by the Executive (except an Executive-initiated termination that constitutes a Qualifying Termination), termination of the Executive for Cause, and any constructive termination that does not constitute a Constructive Termination.

THIRD PART:    TRADE SECRETS, ASSIGNMENT OF INVENTIONS SUCCESSORS, MISCELLANEOUS
               PROVISIONS, SIGNATURE PAGE

SECTION 18. EMPLOYEE CONFIDENTIALITY AND INVENTION AGREEMENT

The Executive agrees to execute and abide by the Corporation's standard form of Employee Confidentiality and Invention Agreement, a copy of which is attached hereto as Exhibit E (the "Confidentiality Agreement"). The Executive acknowledges and agrees that such agreement shall survive indefinitely any termination of the Executive's employment with the Corporation, however caused.

SECTION 19. SUCCESSORS

(a) Corporation's Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits (upon the effectiveness of the Release) to which the Executive would have been entitled hereunder if the Executive's employment had been involuntarily terminated by the Corporation without Cause, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

(b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 20. MISCELLANEOUS PROVISIONS

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement, any Option Agreement between the Corporation and the Executive, the Confidentiality

      Agreement and the Indemnification Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return-receipt requested and postage-prepaid or when sent by a nationally recognized overnight courier. In the case of the Executive, mailed or couriered notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing. In the case of the Corporation, mailed or couriered notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.

(d) No Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to the Executive under this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington. Jurisdiction and venue for any claims arising under this Agreement shall lie exclusively in King County, Washington State, USA.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including, without limitation, bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (g) shall be void.

(h) Employment at Will; Limitation of Remedies. The Corporation and the Executive acknowledge that the Executive's employment is at will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(i) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(j) Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Seattle, Washington by three arbitrators. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Corporation, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. In the event the subject matter of the arbitration proceedings is whether or not the Executive was terminated for Cause, and the Executive prevails on substantially all material issues of such claim, the Corporation shall be responsible for
      (a) fees of the American Arbitration Association and the arbitrators or
      (b) any expenses relating to the conduct of the arbitration (including the Executive's reasonable attorneys' fees and expenses). In the event the subject matter of the arbitration proceedings is other than whether or not the Executive was terminated for Cause, the Executive shall be entitled to recover the monies contemplated above if she is awarded a material amount under such claim or otherwise prevails on substantially all material issues of such claim or if such claim is brought by the Corporation, Executive successfully defends against substantially all of the material allegations of such claim. Except as otherwise provided above, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association equally. Nothing in this paragraph shall be construed as precluding the Corporation from bringing a civil action in court for injunctive relief or other equitable relief relating to the breach or threatened breach of the agreements set forth in Section 12(g) of this Agreement or in the Confidentiality Agreement, provided that if a court determines that the Corporation is not entitled to such relief, the Corporation shall reimburse the Executive for her reasonable attorney's fees and expenses incurred in the defense of such action.

(k) Discrepancy Between this Agreement and Other Agreements. In the event of any discrepancy between this Agreement and any other agreement between the Corporation and Executive (including, without limitation, the Option Agreements, the Indemnification Agreement, the Confidentiality Agreement and the 1998 Plan), the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written. The Executive has consulted (or has had the opportunity to consult) with her own counsel (who is other than the Corporation's counsel) prior to execution of this Agreement.

                                    EXECUTIVE

                                         /s/ Janice P. Anderson
                                         ---------------------------------------
                                                    Janice P. Anderson

                                    ONYX SOFTWARE CORPORATION

                                    By: /s/ Paul B. Dauber
                                        ----------------------------------------
                                    Name: Paul B. Dauber
                                    Its: Chief Legal Officer